Exhibit 10.22

[Date]

TO:

FROM:

RE: Option Grant

Sunnova Energy International Inc.. (the “Company”) hereby grants to you, the right and option to purchase, on the terms and conditions hereinafter set forth in Appendix A (the “Terms and Conditions”), all or any part of an aggregate of                      shares of the Common Stock, par value $         per share, of the Company at the exercise price of                      per share (the “Options”), subject to adjustment as provided in Section 14 of the Sunnova Energy International Inc. 2019 Long-Term Incentive Plan (the “Plan”), effective as of                     , 201         (the “Date of Grant”), exercisable from time to time as set forth in the attached Terms and Conditions, subject to the Terms and Conditions during a period expiring at the close of business on the ten (10) year anniversary of the Date of Grant (the “Expiration Date”).

The grant of Options is governed by the terms and conditions of the Plan, any rules and regulations adopted by the Compensation Committee of the Board of Directors of the Company, and the Terms and Conditions which form a part of this award letter to you (the “Award Letter”).

[Name of signing officer]

Appendix A

SUNNOVA ENERGY INTERNATIONAL INC.

2019 LONG-TERM INCENTIVE PLAN

TERMS AND CONDITIONS OF

OPTION GRANT

The options (the “Options”) granted to you on the “Date of Grant” set forth in the award letter to you (the “Award Letter”) by Sunnova Energy International Inc. (the “Company”) are subject to the 2019 Long-Term Incentive Plan (the “Plan”), these Terms and Conditions and any rules and regulations adopted by the Committee. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan and the Award Letter.

1.

Vesting. The Options are non-exercisable during the three year period following the Date of Grant. Thereafter, the Options vest and become exercisable on and after the third anniversary of the Date of Grant. If your employment with the Company, its subsidiaries or affiliates (collectively, the “Company Group”) terminates for any other reason besides Retirement, all unvested and nonexercisable Options shall terminate and be forfeited. Notwithstanding the foregoing, if your employment with the Company Group is terminated by reason of your Retirement between the first and second anniversaries of the Date of Grant, one third of the Options (rounded down to the nearest whole share) will vest and become exercisable; if your employment with the Company Group is terminated by reason of your Retirement between the second and third anniversaries of the Date of Grant, two thirds of the Options (rounded down to the nearest whole share) will vest and become exercisable.

In no event may the Options granted hereby be exercised to any extent after the Expiration Date. Any Options remaining outstanding and unexercised immediately prior to the Expiration Date shall be automatically exercised immediately prior to the Expiration Date via a broker-assisted cashless exercise or net exercise directly with the Company.

To the extent such rights shall not have been exercised and to the extent the Options were exercisable at the time of your termination of employment due to Retirement, death or Disability, you (or your personal representative in the case of death) shall be entitled to exercise all or any part of any Options which were vested but unexercised as of the date of your termination of employment due to Retirement, death or Disability, as applicable, during the remaining term of such Options. If your employment with the Company Group terminates for any other reason besides Retirement, death or Disability (and not for Cause), you shall be entitled to exercise all or any part of any Options which were vested but unexercised as of termination of employment for a period of up to three (3) months from such date of termination. For purposes of this award of Options, (i) you are considered to be “Disabled” or have a “Disability” on the date that you become eligible for long-term disability benefits pursuant to the Company’s long-term disability plan, and (ii) “Retirement” means your voluntary termination of employment with the Company Group on or after the date you attain [65] years of age. Upon a termination of employment for Cause, all Options shall cease to be exercisable as of the date of termination of employment.

For this purpose, “Cause” means (i) your willful failure to substantially perform the material duties of your position (other than any such failure resulting from your Disability); (ii) your willful failure to carry out, or comply with, in any material respect any material lawful directive of the Board of Directors of the Company; (iii) your commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest or plea of nolo contendere for [a violation of federal securities laws or regulations,] any felony or crime involving moral turpitude, excluding driving or traffic-related felonies; (iv) your indictment for any driving or traffic-related felony where the effect of such indictment is materially adverse to the Company or its affiliates or their respective operations, reputations or conditions; (v) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the duties and responsibilities of your position; (vi) your commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vii) your material breach of any employment agreement or equity award agreement between you and the Company or any other material agreements with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vii), continues beyond thirty (30) days after the Company has provided you written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by you).

2.

Change in Control. Notwithstanding the provisions of Section 1 of these Terms and Conditions, in the event of a Change in Control, all Options granted hereby will become automatically fully vested and immediately exercisable.

3.

Exercise of Options. To exercise the Options, you must contact the Plan’s designated broker dealer specifying the number of shares to be purchased and tendering payment in cash or by certified or cashier’s check payable to the order of the Company of the full purchase price of the shares to be purchased. Pursuant to procedures established by the Company, payment may also be made with irrevocable instructions to the broker dealer to sell a sufficient portion of the shares and deliver the sale proceeds to the Company in satisfaction of the exercise price. The Company may also establish a procedure for the exercise of the Options via net exercise directly with the Company whereby you may direct the Company to withhold a number of shares of Common Stock otherwise deliverable upon the exercise of the Options sufficient to satisfy the exercise price of the Options. Payments may also be made in Common Stock or a combination of cash and Common Stock, as specified in the Plan.

4.

No Right to Continued Employment. The grant of the Options shall not create any right to remain in the employ of the Company Group. The Company Group retains the right to terminate your employment at will, for due cause or otherwise. Your employment shall be deemed to continue during any leave of absence which has been authorized by the Company Group.

5.

Satisfaction of Conditions. No shares of Common Stock issuable upon the exercise of the Options shall be issued and delivered if the offering of the Common Stock covered by the Options, or the exercise of the Options violates or is not in compliance with all applicable requirements of law and the Securities and Exchange Commission pertaining to the issuance and sale of such shares, and all applicable listing requirements of any national securities exchange on which shares of the same class are then listed.

6.	Transferability. No Option shall be transferable otherwise than by the will or by laws of descent and distribution, and all Options shall be exercisable, during your lifetime only by you.

7.

Other Plans. Nothing herein contained shall affect your right to participate in and receive benefits under and in accordance with the then current provisions of any other plan or program of the Company Group.

8.

Rights as Shareholders. Neither you nor any other person legally entitled to exercise the Options shall be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares issuable upon any exercise of the Options unless such shares shall have been actually issued and delivered to your account.

9.

Plan Governs. The Options and the Award Letter are subject to all of the terms and conditions of the Plan, except that no amendment to the Plan shall adversely affect your rights under the Award Letter. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into the Award Letter. In the event of a discrepancy between the Award Letter and the Plan, the Plan shall govern.

10.

Withholding. Upon an exercise of the Options hereby granted, the Company Group shall withhold an appropriate number of shares of Common Stock, having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy the minimum federal, state and local tax withholding obligation with respect to the Options exercised (or withholding of shares may be allowed up to the maximum tax rate applicable to you). In lieu of withholding of shares of Common Stock, tax withholding may be satisfied by a cash payment to the Company or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes, including through the delivery of proceeds of a broker-assisted sale of a portion of the shares to be acquired upon exercise.

11.

Governing Law. The Plan and the Award Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or the Award Letter.

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